Exhibit 10.1
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into effective as of the 10th day of August, 2007 among Max Capital Group Ltd., a Bermuda holding company located at Max House, 2 Front Street, Hamilton HM 11, Bermuda (the “Max Parent”), Max Capital Trust I, a Delaware trust located at 9020 Stony Point Parkway, Suite 325, Richmond, Virginia 23235 (the “Max Trust” and, together with the Parent, the “Max Parties”), and Peter A. Minton and Joseph W. Roberts (each a “Trustee” and, together, the “Trustees”).
RECITALS:
     WHEREAS, pursuant to that certain Declaration of Trust of the Max Trust dated as of August 10, 2007 (as amended or restated from time to time, the “Declaration of Trust”), the Trustees have agreed to serve as regular trustees of the Max Trust.
     WHEREAS, the Max Parties desire to limit the liability of and to indemnify the Trustees to the extent hereinafter set forth to induce each Trustee to serve in his or her individual capacity as regular trustee of the Max Trust.
     WHEREAS, the Trustees consider this Agreement to be material inducement to serving as regular trustees of the Max Trust and entering into the Declaration of Trust.
AGREEMENTS:
     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby covenant and agree as follows:
     1. Indemnification Arrangements.
          (a) To the fullest extent permitted by applicable law, each of the Max Parent and the Max Trust agrees, jointly and severally, to indemnify and hold harmless each Trustee from and against any and all losses, liabilities, damages, costs, taxes and expenses incurred by such Trustee arising out of or relating to any breach of any representation or warranty, covenant, obligation or agreement of such Trustee contained in the Declaration of Trust or in any way arising from the services provided or functions performed by such Trustee, except that no Trustee shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Trustee by reason of bad faith or willful misconduct with respect to such act or omission.
          (b) The Declaration of Trust will further provide that, to the fullest extent permitted by applicable law, expenses, including legal fees, incurred by a Trustee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Max Parent prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Trustee to repay such amount if it shall be determined that the Trustee is not entitled to be indemnified for the underlying cause of action as authorized by the Declaration of Trust.
     2. Amendments. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall that waiver constitute a continuing waiver.
     3. No Duplication of Payments. The Max Parties shall not be liable under this Agreement to make any payment in connection with any claim made against a Trustee to the extent such Trustee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder.
     4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Max Parent or the Max Trust).
     5. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
     6. Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without giving effect to the principles of conflicts of law).
     7. Additions or Modifications. No additions or modifications from the terms and conditions of this Agreement will be binding upon any party hereto unless agreed to in writing by each party hereto.
     8. Assignment. No party may assign its rights or obligations under this Agreement without the prior written consent of each other party.
     9. Notices. All notices, requests, consents and invoices required or permitted under this Agreement shall be in writing and delivered personally or sent by mail to the applicable partly at the address set forth on the first page of this Agreement or at such other address as shall be given to each other party in writing.
     10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.
[signature page follows]

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first written above..

MAX CAPITAL GROUP LTD.

By:	/s/ W. Marston Becker

Printed Name:	W. Marston Becker

Title:	Chairman and CEO

MAX CAPITAL TRUST I

By:	/s/ Peter A. Minton

Printed Name:	Peter A. Minton

Title:

/s/ Peter A. Minton

Peter A. Minton

/s/ Joseph W. Roberts

Joseph W. Roberts
Signature Page to Trustee Indemnification Agreement